Exhibit 99.1

FOR IMMEDIATE RELEASE

EDGEN CORPORATION ANNOUNCES

SECOND QUARTER 2006

FINANCIAL RESULTS

Baton Rouge, LA, August 15, 2006 (Business Wire) - Edgen Corporation, a leading global distributor of specialty steel pipe, pipe components and high grade structural steel sections, plates and tubulars for use in niche applications in the energy infrastructure market, announced today its Second Quarter 2006 financial results.

Second Quarter 2006 Results

For the three months ended June 30, 2006 (Second Quarter 2006), consolidated sales were $98.2 million compared to $89.7 million for the three months ended March 31, 2006 (First Quarter 2006), and consolidated sales of $74.4 million for the three months ended June 30, 2005 (Second Quarter 2005). The Second Quarter 2006 increase in consolidated sales compared to the First Quarter 2006 is primarily attributable to increased consolidated sales activity with our natural gas transmission and mining customers, the further development and integration of our Canadian operations, and increased sales to providers of alternative energy sources. Sales order backlog increased from $86.9 million at March 31, 2006 to $97.1 million at June 30, 2006. Additionally, the increase in consolidated sales for the Second Quarter 2006 compared to Second Quarter 2005 also reflects sales activity from the acquisitions of Western Flow Products, Inc. (“Western Flow”) and Murray International Metals, Inc. (“MIM US”) in the second half of 2005, sales price increases for alloy and carbon steel products, and steady demand for oil, natural gas and refined products driven by capital expenditures and maintenance projects for the products that we supply.

Mr. Daniel J. O’Leary, the Chief Executive Officer and President stated, “We benefited from our continued focus on the sales of niche products to the energy infrastructure market during the Second Quarter 2006. Our expansion into the Canadian market in 2005 is providing us with opportunities in the oil sands region of Alberta, and our efforts in the alternative energy markets have resulted in steady sales growth. Our sales backlog growth during the Second Quarter 2006 reflects continued new project and expansion spending by customers in the energy infrastructure market.”

The Company’s $8.3 million consolidated operating income for the Second Quarter 2006 increased from $7.3 million in the First Quarter 2006. The increase in consolidated operating income reflects the impact of increased alloy and carbon sales in the Second Quarter 2006 compared to the First Quarter 2006, and continued control of selling, general and administrative expenses, partially offset by slightly higher products costs in the Second Quarter 2006 compared to the First Quarter 2006. The increase in consolidated operating income from $7.9 million for the Second Quarter 2005 reflects the impact of increased alloy and carbon sales from the acquisitions of Western Flow and MIM US in the second half of 2005. The increase in operating income from the Second Quarter 2005 was partially offset by higher product costs in 2006 compared to 2005, an increase in amortization expense of other intangible assets, and an increase in selling, general and administrative expenses related to the Western Flow and MIM US acquisitions.

“Operating income as a percentage of sales increased from 8.1% in the First Quarter 2006 to 8.5% in the Second Quarter 2006. With the increase in sales, we’ve been able to achieve additional operating leverage despite rising product costs experienced in the Second Quarter 2006,” said Mr. O’Leary.

Net income for the Second Quarter 2006 was $2.6 million compared to $2.3 million in the First Quarter 2006 and $3.2 million for the Second Quarter 2005. EBITDA, a non-GAAP financial measure (see “About Non-GAAP Financial Measures” below), was $9.6 million and $9.2 million for the Second Quarter 2006 and First Quarter 2006, respectively, compared to EBITDA for the Second Quarter 2005 of $8.6 million.

For a breakdown of results for Second Quarter 2006, First Quarter 2006, and Second Quarter 2005 by segment, see the tables below.

About Non-GAAP Financial Measures

EBITDA and the presentation of our results on a combined basis are “non-GAAP (Generally Accepted Accounting Principles) financial measures.” A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations and cash flows.

Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. A reconciliation of EBITDA with the most directly comparable GAAP measure is included below for the Second Quarter 2006, First Quarter 2006, and the Second Quarter 2005 along with the components of EBITDA.

About Edgen Corporation

Edgen Corporation is a leading global distributor of specialty steel pipe, pipe components and high grade structural steel sections, plates and tubulars for use in niche applications in the energy infrastructure market. The products Edgen distributes are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are principally used in maintenance and repair projects as well as expansions of infrastructure and development projects. Edgen operates in 17 locations, including 15 in the United States, and two in Canada.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements relating to the financial results of the Company pending completion of the Company’s purchase price allocation related to the acquisition of Murray International Metals, Inc. in December 2005. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include, but are not limited to, demand for oil and gas, and refined products, and renewed power generation activity and the impact on demand for our products and the effect of the final purchase price allocation. Other important factors are discussed under the captions “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005, and in subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Edgen Corporation, Baton Rouge, LA

David L. Laxton, III, 225-756-9868

EDGEN CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS AND SELECT SEGMENT DATA

SECOND QUARTER 2006, FIRST QUARTER 2006 AND SECOND QUARTER 2005

(DOLLARS IN THOUSANDS)

	Second Quarter 2006	First Quarter 2006	Second Quarter 2005
Sales	$98,159	$89,706	$74,394
Operating Expenses:
Cost of sales (exclusive of depreciation and amortization)	79,461	72,500	57,828
Yard and shop expense	1,301	1,282	1,234
Selling, general and administrative expense	7,546	7,147	6,841
Depreciation and amortization expense	1,511	1,492	609

Total operating expenses	89,819	82,421	66,512

Operating income	8,340	7,285	7,882

Other income (expense)	(265)	450	68
Interest expense	(3,837)	(3,736)	(3,023)

Income before income tax expense	4,238	3,999	4,927
Income tax expense	1,633	1,725	1,738

Net income	2,605	2,274	3,189
Preferred dividend requirement	(464)	(459)	(464)

Net income applicable to common shareholder	$2,141	$1,815	$2,725

Segment Sales
Alloy products	$25,263	$23,937	$18,952
Carbon products	72,896	65,769	55,442

Total	$98,159	$89,706	$74,394

Cost of Sales (Exclusive of Depreciation and Amortization)
Alloy products	$17,571	$17,382	$12,725
Carbon products	61,890	55,118	45,103

Total	$79,461	$72,500	$57,828

Segment Operating Income (Loss)
Alloy products	$4,398	$3,230	$3,477
Carbon products	6,491	6,261	6,801
General Corporate	(2,549)	(2,206)	(2,396)

Total	$8,340	$7,285	$7,882

Segment Depreciation and Amortization
Alloy products	$355	$356	$50
Carbon products	810	813	245
General Corporate	346	323	314

Total	$1,511	$1,492	$609

EDGEN CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS AND SELECT SEGMENT DATA

SECOND QUARTER 2006, FIRST QUARTER 2006 AND SECOND QUARTER 2005

(DOLLARS IN THOUSANDS)

	Second Quarter 2006	First Quarter 2006	Second Quarter 2005
Segment Cost of Sales (Exclusive of Depreciation and Amortization) as a Percentage of Segment Sales
Alloy products	69.6%	72.6%	67.1%
Carbon products	84.9%	83.8%	81.4%
Total	81.0%	80.8%	77.7%

Segment Operating Income (Loss) as a Percentage of Segment Sales
Alloy products	17.4%	13.5%	18.3%
Carbon products	8.9%	9.5%	12.3%
General Corporate	(2.6)%	(2.5)%	(3.2)%
Total	8.5%	8.1%	10.6%

EDGEN CORPORATION AND SUBSIDIARIES RECONCILIATION OF NET INCOME (LOSS) TO EBITDA SECOND QUARTER 2006, FIRST QUARTER 2006 AND SECOND QUARTER 2005 (DOLLARS IN THOUSANDS)

	Second Quarter 2006	First Quarter 2006	Second Quarter 2005
Net income	$2,605	$2,274	$3,189
Income (loss) from discontinued operations, net of income tax expense (benefit)	—	—	—
Income tax expense	1,633	1,725	1,738
Interest expense, net	3,837	3,736	3,023
Depreciation and amortization	1,511	1,492	609

EBITDA(1)	$9,586	$9,227	$8,559

(1)	We define EBITDA as net income (loss) before income (loss) from discontinued operations, net of income tax expense (benefit), net interest expense, income taxes, and depreciation and amortization. We use EBITDA in the Company’s business operations to, among other things, evaluate the performance of the Company’s operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses, and evaluate our cash flows in terms of cash needs. We find it a useful tool to assist us in evaluating performance and liquidity because it eliminates items related to corporate overhead and capital structure, taxes and other non-cash charges. However, EBITDA, which does not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by investors to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. EBITDA is not a complete net cash flow measure or measure of liquidity because EBITDA does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, make capital expenditures and acquisitions and pay its income taxes. Rather, EBITDA is one potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a measure of profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Also, because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.